Exhibit 99.1

CASELLA WASTE SYSTEMS, INC. ANNOUNCES NOTES OFFERING

RUTLAND, VERMONT (January 24, 2011) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, announced today that it intends to offer $200 million aggregate principal amount of senior subordinated notes due 2019 (the “Notes”).  The Notes will pay interest semi-annually.

The Notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

Casella intends to use the net proceeds from the offering to refinance its 9.75% Senior Subordinated Notes due 2013 (the “2013 Notes”), of which $195,000,000 aggregate principal amount is outstanding.

The Notes have not been registered under the Securities Act, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Casella Waste Systems, Inc.

Casella Waste Systems is an integrated solid waste and resource management company headquartered in Rutland, Vermont. For further information, investors should contact Ned Coletta, director of investor relations at (802) 772-2239.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as Casella “anticipates,” “will,” “intends,” and other similar expressions.  Among the forward-looking statements in this press release are statements regarding the offering of the Notes and the intended use of the proceeds from the Note offering.  All of these forward-looking statements are based on current expectations and estimates and management’s beliefs and assumptions. Casella cannot guarantee that it will complete the offering on the terms disclosed in the forward-looking statements or at all. Such forward-looking statements involve a number of risks and uncertainties, including, among other things: market conditions and Casella’s ability to consummate the issuance of the Notes. Casella does not necessarily intend to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required.